Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

September 24, 2019

Quarterly Distribution Report No. 219

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on September 23, 2019.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the second quarter of 2019 (the “Q2 Distribution Period”), the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q2 Distribution Period (the “Contingent Portion Payment”).

The Trust received $315,228 ($1.1351 per Trust Unit) for the Contingent Portion Payment attributable to the Q2 Distribution Period, as compared to $216,396 ($.7792 per Trust Unit) for the payment attributable to the second quarter of 2018.

After receiving the Q2 contingent portion payment, the Trust paid $43,549 to third parties in connection with invoices rendered to the Trust, leaving a balance of $271,679 ($.9783 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on September 23, 2019.

During the twelve month period ended September 30, 2019, the Trust’s aggregate distributions will amount to $1,802,494 ($6.4905 per Trust Unit), as compared to $743,919 ($2.6787 per Trust Unit) during the twelve month period ended September 30, 2018.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2019 and September 30, 2018 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2019		Per Unit*

Gross royalty income collected by EMI for the period	$861,435

Less: Related royalty expense	269,774
Amount deducted by EMI	250,715
Adjustment for copyright renewals, etc.	25,718

	546,207

Balance as reported by EMI	$315,228

Payments received by Trust	$315,228		$1.1351
Royalty audit settlement with EMI

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	43,549		.1568

Balance available for distribution	$271,679		$.9783

Distribution per Unit*		$.9783

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended September 30, 2018		Per Unit*	Twelve Months Ended September 30, 2019		Per Unit	Twelve Months Ended September 30, 2018		Per Unit

$527,500			$3,406,169			$3,308,711

173,826			1,183,128			1,261,218
130,074			1,050,040			946,286
7,204			108,521			85,394

311,104			2,341,689			2,292,898

$216,396			$1,064,480			$1,015,813

$216,396		$.7792	$1,064,480		$3.8330	$1,015,813		$3.6578
			1,000,000		3.6009
72,071		.2595	261,986		.9434	271,894		.9791

$144,325		$.5197	$1,802,494		$6.4905	$743,919		$2.6787

	$.5197			$6.4905			$2.6787